Exhibit 10.17
THE TJX COMPANIES, INC.
LONG RANGE PERFORMANCE INCENTIVE PLAN
(As amended and restated effective as of March 5, 2010)

THE TJX COMPANIES, INC.
LONG RANGE PERFORMANCE INCENTIVE PLAN
Table of Contents

1. Purpose	1

2. Definitions	1

3. Term	1

4. Plan Administration	1

5. Eligibility and Target Award	1

6. Award Goals	2

7. Determination of Awards	2

8. Payment	4

9. Transferability	4

10. Designation of Beneficiary	4

11. Change of Control; Mergers, etc.	5

12. Amendment and Modification	6

13. Withholding Taxes	6

14. Future Rights	6

15. Controlling Law	6

16. Awards to Certain Officers	6

THE TJX COMPANIES, INC.
LONG RANGE PERFORMANCE INCENTIVE PLAN
1.	Purpose

The purpose of The TJX Companies, Inc. Long Range Performance Incentive Plan (the “Plan”) is to promote the long-term success of The TJX Companies, Inc. (the “Company”) and its shareholders by providing competitive incentive compensation to those officers and selected employees upon whose judgment, initiative, and efforts the Company depends for its profitable growth.

2.	Definitions

Reference is hereby made to the Company’s 1986 Stock Incentive Plan (the “1986 Plan”). Terms defined in the 1986 Plan and not otherwise defined herein are used herein with the meanings so defined.

3.	Term

The plan shall be effective as of January 25, 1992 (the start of fiscal year 1993), and the Plan shall remain in effect until terminated by the Company’s Board of Directors (the “Board”). The effective date of this amendment and restatement of the Plan shall be March 5, 2010.

4.	Plan Administration

The Plan shall be administered by the same Committee that administers the 1986 Plan. The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, consistent with the 1986 Plan.

5.	Eligibility and Target Award

Any key employee (an “Employee”) of the Company or any of its Subsidiaries who could receive an award under the 1986 Plan shall be eligible to receive awards under the Plan.

At the commencement of each performance cycle (the “Performance Cycle”), which shall be a two-year or a three-year cycle as specified by the Committee at the commencement of such Performance Cycle, the Committee shall designate those who will participate in the Plan (the “Participants”) and their target awards (the “Awards”).

Subsequent to the commencement of a Performance Cycle, the Committee may, in special circumstances, designate additional Participants and their target Awards for such Performance Cycle.

6.	Award Goals

At the commencement of each Performance Cycle, the Committee shall set one or more performance goals (the “Performance Goals”) for such Performance Cycle, the relative weight to be given to each Performance Goal, and a schedule for determining payments if actual performance is above or below the goal. For the Performance Cycles for fiscal years 1995–1997 and thereafter, Awards shall not provide for any minimum payment; however, the Committee for each such Cycle shall establish a maximum (not to exceed 150%) of the Award which may be earned. No Participant (or beneficiary or estate of a Participant) shall be entitled to an award under the Plan until the Committee has approved all of the terms of the award applicable to such Participant for the Performance Cycle, including as set forth in this Section 6, and then any such entitlement shall be only in accordance with such terms and the Plan.

At any time designated by the Committee during a Performance Cycle or thereafter, but prior to Award payment, appropriate adjustments in the goals may be made by the Committee to avoid undue windfalls or hardships due to external conditions outside the control of management, nonrecurring or abnormal items, or other matters as the Committee shall, in its sole discretion, determine appropriate to avoid undue windfalls or hardships.

As soon as practicable after the end of the Performance Cycle, the Committee shall determine what portion of each Award has been earned in accordance with Section 7(a). The Award payment shall be paid in cash in accordance with Section 8.

7.	Determination of Awards
(a)	Upon completion of each Performance Cycle, the Committee shall review performance relative to Performance Goals, and determine the value of the Awards for each Performance Cycle, subject to the approval of the President of TJX and/or the Chairman of the Committee.

Achievement of Performance Goals shall result in payment of the target Award. Failure to achieve Performance Goals will result in a decrease or elimination of the Participant’s Award. Exceeding Performance Goals will result in an increased Award.

Performance Goal Awards may be adjusted upward or downward by the Committee due to special circumstances or individual performance review. Without limiting the generality of the foregoing, the Committee may reduce or eliminate (i) Awards to Participants receiving “Needs Improvement” performance ratings, and (ii) awards otherwise payable to Participants who were on a leave of absence for any portion of the applicable Performance Cycle.

(b)	If an employee becomes a Participant after the beginning of a Performance Cycle, the Award payable to him or her shall be prorated in accordance with the portion of the Performance Cycle in which he or she is a Participant.

(c)	In the event of termination of employment of a Participant for any reason prior to the last day of the Performance Cycle, a Participant thereafter shall have no further rights under the Plan and shall not be entitled to payment of any Award, except as follows (and subject to the last sentence of this Section 7):
(i)	If, prior to the last day of the Performance Cycle, a Participant’s employment terminates by reason of death, the beneficiary or estate of the Participant (as determined under Section 10) shall be entitled to a prorated Award under Section 7(c)(iv).

(ii)	If, prior to the last day of the Performance Cycle, a Participant’s employment is terminated by the Company by reason of Disability, the Participant (or, if the Participant is deceased, the beneficiary or estate of a Participant, as determined under Section 10) shall be entitled to a prorated Award under Section 7(c)(iv). “Disability” shall mean disability as determined in accordance with the standards and procedures similar to those used under the Company’s long term disability program, and subject to any applicable legal or regulatory requirements in the relevant jurisdictions.

(iii)	If termination of employment occurs (A) by reason of normal retirement under a retirement plan of the Company, (B) with the consent of the Company, or (C) after the commencement of a Performance Cycle but before an award was (or would have been) granted to the Participant for such Performance Cycle, the Committee may, in its sole discretion, value and direct that all or some portion of the Award that was (or would have been) granted to the Participant for the Performance Cycle be deemed earned and payable, taking into account the duration of employment during the Performance Cycle, the Participant’s performance, and other matters as the Committee shall deem appropriate. Notwithstanding the foregoing, no participant will be deemed to have a nonforfeitable right to payment of any prorated Award under this section 7(c)(iii) until the end of such Performance Cycle, and then only to the extent provided under the terms of such Award.

(iv)	Unless otherwise provided by the Committee (including, without limitation, pursuant to Section 7(a)), a prorated Award under subsections (i), (ii), or (iii) of this Section 7(c) shall be the Participant’s target Award, if any, for each Performance Cycle that begins before and ends after the date of termination, and multiplied by a fraction, the numerator of which is the number of full months in such Cycle completed prior to such termination and the denominator of which is the total number of full months in such Cycle, and further reduced, as applicable, under Section 7(b). Any such prorated Award shall be paid, if at all, in accordance with Section 8.

(v)	In the event of termination of employment for cause, as defined and determined by the Committee in its sole discretion, no payment shall be made with regard to any prior or current Performance Cycle.
The provisions in this Section 7 are subject to the terms of any employment agreement, severance agreement or severance plan applicable to any one or more participants and in the event of any conflict, such terms shall control payment.
8.	Payment

As soon as practicable after the end of each Performance Cycle and the valuation of the award for such Performance Cycle, but in no event later than two and one-half (2 1/2) months after the later of the end of the calendar year or the fiscal year of the Company in which such Performance Cycle ends, payment (including, for the avoidance of doubt, any prorated payment made pursuant to Section 7 that is based on actual performance for a Performance Cycle) shall be made in cash with respect to the award earned by each Participant for such Performance Cycle; provided, that any prorated target Award under Section 7(c)(iv) shall be paid at the same time other Awards are paid for the next completed Performance Cycle following termination of employment (without regard to the Performance Cycle to which such Award relates). Any such payment shall be subject to applicable withholding as set forth in Section 13 below. Payments hereunder are intended to constitute short-term deferrals exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder and shall be construed and administered accordingly.

9.	Transferability

Awards under the Plan will be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the Participant other than by will or the laws of descent and distribution.

10.	Designation of Beneficiary
(a)	Subject to applicable law, each Participant shall have the right to file with the human resources/benefits administrator in the relevant jurisdiction who has been appointed by the Company to administer the provisions of this Section 10 for such jurisdiction (the “applicable administrator”) a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amount, if any, payable under the Plan upon his or her death. A Participant may from time to time revoke or change his or her beneficiary by filing a new designation with the applicable administrator. The last such designation received by the applicable administrator shall be controlling, provided, however, that no designation change or revocation thereof shall be effective unless received by the applicable administrator prior to the Participant’s death and in no event shall it be effective as of a date prior to receipt.

(b)	If no such beneficiary designation is in effect at the time of a Participant’s death, or if no designated beneficiary survives the Participant, or if such designation conflicts with law, the payment of the amount, if any, payable under the Plan upon his or her death shall be made to the Participant’s estate. If the applicable administrator is in doubt as to the right of any person to receive any amount, the applicable administrator may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the applicable administrator may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan, the Company, and the applicable administrator therefor.
All determinations necessary to construe or effectuate this Section 10 shall be made by the Company.
11.	Change of Control; Mergers, etc.
(a)	In the event the Company undergoes a Change of Control as defined in the 1986 Plan, this Plan shall automatically terminate and within 30 days following such Change of Control, whether or not a Participant’s employment has been terminated, the Company shall pay to the Participant the following in a lump sum in full payment of his or her Award:

An amount with respect to each Performance Cycle for which the Participant has been designated as a Plan Participant equal to 50 percent of the product of (i) the maximum Award for the Participant for such Performance Cycle and (ii) a fraction, the denominator of which is the total number of fiscal years in the Performance Cycle and the numerator of which is the number of fiscal years which have elapsed in such Performance Cycle prior to the Change of Control (for purposes of this fraction, if the Change of Control occurs during the first quarter of a fiscal year, then one quarter of the fiscal year shall be deemed to have lapsed prior to the Change of Control, and if the Change of Control occurs after the first quarter of the fiscal year, then the full fiscal year shall be deemed to have elapsed prior to the Change of Control). For purposes of this paragraph (a), the Valuation Date shall be the day preceding the date of the Change of Control. This paragraph (a) shall not apply to any Participant whose rights under this Plan upon a Change of Control are governed by another agreement or plan.

(b)	In the event of a merger or consolidation with another company or in the event of a liquidation or reorganization of the Company, other than any merger, consolidation, reorganization or other event that constitutes a Change of Control, the Committee may in its sole discretion determine whether to provide for adjustments and settlements of Awards. The Committee may make such determination at the time of the Award or at a subsequent date.
12.	Amendment and Modification

The Board may from time to time amend, modify, or discontinue the Plan or any provision hereof. No such amendment to, or discontinuance, or termination of the Plan shall, without the written consent of a Participant, adversely affect any rights of such Participant under an outstanding Award.

13.	Withholding Taxes

The Company shall have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations for withholding federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan.

Participants may elect in a writing furnished to the Committee prior to the Valuation Date to satisfy their federal tax obligations with respect to any shares paid hereunder by directing the Company to withhold an equivalent value of shares.

14.	Future Rights

No person shall have any claim or rights to be granted an Award under the Plan, and no Participant shall have any rights under the Plan to be retained in the employ of the Company.

If and to the extent that any Participant or his or her legal representative or designated beneficiary, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

15.	Controlling Law

This Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts, to the extent not preempted by Federal law, which shall otherwise control.

16.	Awards to Certain Officers

Except as the Committee may determine in any case, the provisions of this Section 16 shall apply, notwithstanding any other provision of the Plan to the contrary, in the case of any Award made to a person expected to be described in Section 162(m) of the Internal Revenue Code (“Section 162(m)”) at the time the Award is to be paid, as determined by the Committee at the time of the Award. In the case of any such Award: (a) Performance Goals shall be based on any one or more of the following (on a consolidated, divisional, line of business, geographical or area of executive’s responsibilities basis): one or more items of or within (i) sales, revenues, assets or expenses; (ii) earnings, income or margins, before or after deduction for all or any portion of interest, taxes, depreciation, amortization, or such other items as the Committee may determine at the time the Performance Goals are preestablished (within the meaning of Section 162(m)), whether or not on a continuing operations and aggregate or per share basis; (iii) return on investment, capital, assets, sales or revenues; and (iv) stock price; (b) unless otherwise determined by the Committee in a manner that is consistent with the requirement that the Performance Goals be preestablished within the meaning of, and that the Award otherwise comply with the performance-based compensation exemption under, Section 162(m), the specific Performance Goals established by the Committee with respect to any Award shall be subject to mandatory adjustment where such Performance Goal is affected by any of the following objectively determinable factors occurring after the Performance Goal has been established by the Committee, such that performance with respect to such Performance Goal for such Award shall be determined without regard to such factor: (i) any change in, or elimination or addition of, an accounting standard or principle, or any change in the interpretation thereof, whether identified as a change, error, correction or otherwise denominated, by the FASB, the SEC or its staff, the PCAOB, or other competent accounting or regulatory body, as determined by the Committee, (ii) any change in laws, rules, regulations or other interpretations or guidance issued by a competent regulatory body if the effect of such change would be to affect the financial measure by more than 1% (as objectively determined by the Committee), (iii) any acquisition or disposition by the Company of a business or portion thereof, however structured, if the effect of such acquisition or disposition would be to affect the financial measure by more than 1% (as objectively determined by the Committee), and (iv) any other objectively determinable factor that is specified by the Committee within 90 days of the commencement of the applicable performance period (or within the first one-quarter of the applicable performance period, if shorter); (c) the maximum amount payable under any Plan Award to any such individual shall be $5,000,000; (d) no payment shall be made under the Award unless the applicable Performance Goals, which shall have been preestablished within the meaning of Section 162(m), have been met, nor shall any such payment be made until the Committee certifies in accordance with Section 162(m) that such Goals have been met; and (e) those provisions of the Plan generally applicable to Awards hereunder which give to the Committee or any other person discretion to modify the Award after the establishment and grant of the Award, or which if applied to an Award described in this Section 16 might otherwise cause such Award to fail to qualify as a performance-based award under Section 162(m), shall be deemed inapplicable to the extent (but only to the extent) the retention of such discretion by such person or the application of such provision would be deemed inconsistent with qualification of the Award as performance-based within the meaning of
Section 162(m).